Exhibit 4.1

Officers’ Certificate

OFFICERS’ CERTIFICATE
PURSUANT TO SECTION 3.2 OF THE INDENTURE

AUTOZONE, INC.

$850,000,000 4.950% Senior Notes due 2031

July 14, 2026

A.            Pursuant to resolutions of the Board of Directors of AutoZone, Inc., a Nevada corporation (the “Company”), adopted at a duly noticed and held meeting of the Board of Directors on October 8-9, 2024 (the “Resolutions”), the undersigned, Brian L. Campbell, Vice President & Treasurer of the Company, and Scott Murphy, Vice President & Controller of the Company, certify that pursuant to the Resolutions and Section 3.2 of the Indenture, dated as of August 8, 2003 (the “Indenture”), between the Company and Regions Bank, as successor in interest to The Bank of New York Mellon Trust Company, N.A., as successor in interest to Bank One Trust Company, N.A., as trustee (the “Trustee”), there is hereby established a series of Securities (as that term is defined in the Indenture), the terms and form of which shall be as follows (capitalized terms not defined herein shall have the meanings assigned to them in the Indenture):

(a)            The title of the series of the Securities shall be “4.950% Senior Notes due 2031” (the “Notes”).

(b)            The Notes shall be issued at a price of 99.306% of the principal amount thereof.

(c)            The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.7, 3.8, 3.11, 4.7 or 10.6 of the Indenture) initially shall be $850,000,000. The Company may, without the consent of the Holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes and otherwise identical to the Notes in all respects, except for the payment of interest accruing prior to the issue date of such additional Notes and, in some cases, the first payment of interest following the issue date of such additional Notes and the initial interest accrual date thereof, so that such further Notes shall form a single series with the Notes.

(d)            The principal amount of the Notes shall be payable in full on July 15, 2031 subject to and in accordance with the provisions of the Indenture.

(e)            The Notes shall bear interest at the rate of 4.950% per annum from July 14, 2026, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on January 15 and July 15 of each year (each an “Interest Payment Date”), commencing on January 15, 2027 until the principal amount of the Notes has been paid or duly provided for. The January 1 and July 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date, shall be a “Regular Record Date” for the interest payable on such Interest Payment Date.

(f)            The principal of and interest on the Notes shall be payable at the Corporate Trust Office of the Trustee in Atlanta, Georgia.

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(g)            The Notes will be redeemable at the Company’s option at any time in whole or from time to time in part. Prior to June 15, 2031 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30- day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to, but not including, the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the redemption date.

“Treasury Rate” means, with respect  to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

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The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty or obligation to calculate the redemption price or to confirm or verify the Company’s calculation of the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or other corporate transaction.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

(h)            The Notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(i)            The Notes shall be issuable in whole or in part in the form of one or more Global Securities. Such Global Securities may be exchanged in whole or in part for individual Securities in definitive form only on the terms and conditions set forth in the Indenture. The initial Depository for such Global Securities shall be The Depository Trust Company.

(j)            The Notes shall be denominated in Dollars and the payment of the principal of and interest on the Notes shall be in Dollars.

(k)            The Notes shall be defeasible as provided in Article IX of the Indenture.

(l)            The Notes shall not be subject to any mandatory sinking fund.

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(m)            If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has exercised its right to redeem the Notes as described in Section 4.2 of the Indenture and clause (A)(g) of this Officers’ Certificate, Holders of Notes shall have the right to require the Company to make an offer to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to the date of the consummation of any Change of Control, but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall be required to mail a notice to the Holders of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. The notice shall, if mailed prior to the date of the consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflicts.

“Capital Stock” of a corporation means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any Person, other than the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect Holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

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“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (A) each of Fitch, Moody’s and S&P; and (B) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means, with respect to the Notes, the rating on the Notes is lowered by at least two of the three Rating Agencies and the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, a business unit of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any specified Person that is a corporation as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

(n)            On each Change of Control Payment Date, the Company shall be required, to the extent lawful, to:

(i)             accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;

(ii)            deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)           deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

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The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Note, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a Default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(o)            Any reference to a merger, consolidation, amalgamation, distribution, assignment, sale, transfer, disposition or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, distribution, assignment, sale, transfer, disposition or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(p)            The Company shall not, and shall not permit any Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of any Property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person more than 270 days following the Company’s or its Subsidiary’s acquisition of such Property, with the intention of taking back a lease of such Property (a “Sale and Leaseback Transaction”) unless either:

(i)             within 12 months after the receipt of the proceeds of the sale or transfer, the Company or any Subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value (as determined in good faith by the Company’s board of directors) of such Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt; or

(ii)            the Company or such Subsidiary would be entitled, at the effective date of the sale or transfer, to incur debt secured by a Lien on such Property in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the Notes pursuant to Section 5.8 of the Indenture.

The foregoing restriction in the paragraph above does not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals or (ii) between the Company and a Subsidiary or between Subsidiaries, provided that the lessor is the Company or a wholly owned Subsidiary.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by the Company) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the Company’s option, be extended).

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“Funded Debt” means debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof.

“Senior Funded Debt” means all Funded Debt of the Company or its Subsidiaries (except Funded Debt, the payment of which is subordinated to the payment of the Notes).

(q)            The definition of “Permitted Liens” as set forth in Section 1.1 of the Indenture is hereby deleted in its entirety and replaced with the following with respect to the Notes:

“(i)           Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet subject to penalties for non-timely payment or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(ii)            statutory Liens of landlords and Liens of mechanics, materialmen warehousemen, carriers and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii)           Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Company and its Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, laws or regulations, or to secure the performance of tenders, statutory obligations, bids, leases, trade or government contracts, surety, indemnification, appeal, performance and return-of-money bonds, letters of credit, bankers acceptances and other similar obligations (exclusive of obligations for the payment of borrowed money), or as security for customs or import duties and related amounts;

(iv)           Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(v)            Liens securing indebtedness incurred (including capital leases) to finance the purchase price or cost of construction of Property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Liens and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

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(vi)           Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

(vii)          Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(viii)         easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(ix)            leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole;

(x)             Liens on Property at the time such Property is acquired by the Company or any of its Subsidiaries;

(xi)            Liens on Property of any Person at the time such Person becomes a Subsidiary of the Company;

(xii)           Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

(xiii)          Liens existing on July 14, 2026 to secure Debt existing on July 14, 2026, or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto;

(xiv)          Liens securing Debt of a Subsidiary of the Company to the Company or to another Subsidiary of the Company that is not a subsidiary of the debtor;

(xv)           Liens on any Property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying Property, whether directly or indirectly, by way of share disposition or otherwise;

(xvi)          Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(xvii)         Liens to secure Debt of joint ventures in which the Company or any of its Subsidiaries has an interest, to the extent such Liens are on Property of, or equity interests in, such joint ventures;

(xviii)       other Liens on Property of the Company and its Subsidiaries securing Debt having an aggregate principal amount (or deemed amount, in the case of Attributable Debt) not to exceed, as of any date of incurrence of such secured debt pursuant to this clause (xviii) and after giving effect to such incurrence and the application of the proceeds therefrom, the greater of (1) $1.75 billion and (2) 15% of the Company's Consolidated Net Tangible Assets;

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(xix)          Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(xx)           Liens arising from financing statement filings regarding operating leases;

(xxi)          Liens securing the financing of insurance premiums payable on insurance policies; provided, that such Liens shall only encumber unearned premiums with respect to such insurance, interests in any state guarantee fund relating to such insurance and subject and subordinate to the rights and interests of any loss payee, loss payments which shall reduce such unearned premiums;

(xxii)         Liens securing cash management obligations (that do not constitute indebtedness), or arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods and contractual rights of set-off relating to purchase orders and other similar arrangements, in each case in the ordinary course of business;

(xxiii)        Liens on any property or assets of foreign subsidiaries securing debt of such foreign subsidiaries (but not debt of the Company or any domestic subsidiary); and

(xxiv)        Liens securing debt in an aggregate principal amount at any time outstanding not exceeding $500 million in respect of any arrangement under which we or any of our subsidiaries transfer, once or on a revolving basis, without recourse (except for indemnities and representations customary for securitization transactions and except for the retention of risk in an amount and form required by applicable laws and regulations or as is customary for a similar type of transaction) involving one or more “true sale” transactions, accounts receivable or interests therein and related assets customarily transferred in connection with securitization transactions (i) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (ii) directly to one or more investors or other purchasers”

(r)             The last sentence of Section 6.1 of the Indenture is hereby amended and restated in its entirety as follows: “Notwithstanding the foregoing, (i) any Subsidiary of the Company may consolidate with or merge into, or convey, transfer or lease all or substantially all of its properties and assets to the Company or another Subsidiary and (ii) the Company may merge with an affiliate incorporated solely for the purpose of and with the sole effect of reincorporating or reorganizing the Company in another state of the United States.”

(s)            Section 7.1(e) of the Indenture is hereby amended with respect to the Notes by replacing the reference to “$35 million” set forth therein with a reference to “$200 million.”.

(t)            Clauses (g), (h) and (i) of Section 10.1 of the Indenture are hereby deleted in their entirety and the following clauses (g), (h), (i), (j) and (k) are hereby inserted with respect to the Notes to read as follows:

(g)            to make any change that does not adversely affect the rights of any holder in any material respect, as evidenced by an officer’s certificate delivered to the Trustee (upon which it may fully rely);

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(h)            conform the text of the Indenture or the Securities to any provision of the related “Description of Notes” in the related prospectus supplement;

(i)             establish additional series of Securities as permitted by this indenture; or

(j)             comply with requirements of the SEC in order to maintain the qualification of the Indenture under the TIA; or

(k)            evidence the acceptance of appointment by a successor trustee.

(u)            The Notes shall be entitled to the benefit of the covenants in Article V of the Indenture.

(v)            The Notes constitute senior unsecured debt obligations of the Company and rank equally in right of payment among themselves and with all other existing and future senior, unsecured and unsubordinated debt obligations of the Company.

(w)           There shall be no Events of Default other than those provided in Section 7.1 of the Indenture and the failure by the Company to comply with the provisions of clauses A.(m) or (n) hereof.

(x)            The Notes shall have additional terms and conditions as set forth in, and shall be substantially in the form of, Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer or officers executing the same.

(y)            The Trustee shall be the trustee for or on behalf of the Holders of the Notes.

B.            The undersigned hereby approve the sale of $850,000,000 aggregate principal amount of Notes by the Company to the Underwriters listed in Schedule I to that certain Underwriting Agreement dated July 7, 2026 and in accordance with and pursuant to the terms thereof at a net purchase price to the Company of 99.306% of the principal amount thereof plus accrued interest, if any from July 14, 2026, and with an initial price to the public of 99.908% of the principal amount thereof plus accrued interest, if any from July 14, 2026.

The Indenture, as supplemented by this Officers’ Certificate, is in all respects ratified and confirmed, and this Officers’ Certificate shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

This Officers’ Certificate may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

THIS OFFICERS’ CERTIFICATE AND THE SECURITIES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

(Signature page follows)

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IN WITNESS WHEREOF, each of the undersigned has hereunto signed his name as of the date first set forth above.

By:	/s/ Scott Murphy
Name:	Scott Murphy
Title:	Vice President & Controller of the Company

By:	/s/ Brian L. Campbell
Name:	Brian L. Campbell
Title:	Vice President & Treasurer

[Signature Page to Officers’ Certificate Pursuant to Section 3.2 of the Indenture (2031 Notes)]

ANNEX A

Form of Note

[See attached.]

[Signature Page to Officers’ Certificate Pursuant to Section 3.2 of the Indenture (2031 Notes)]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. [•]

CUSIP: 053332BN1	$[•]

AUTOZONE, INC.

[FORM OF] 4.950% Senior Notes due 2031

Original Issue Date: [•], 20[•]

Interest Payment Dates: January 15 and July 15

Maturity Date: July 15, 2031

Interest Rate: 4.950%

AUTOZONE, INC., a Nevada corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [•]dollars ($[•]) (the “Principal Amount”) on the Maturity Date shown above, except as provided below, and to pay interest thereon at the rate per annum shown above. (Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.) The Company will pay interest semiannually on the Interest Payment Dates, commencing on January 15, 2027. Interest on this Note will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Original Issue Date shown above. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Note (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be the January 1 or the July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

Payment of the principal of and interest on this Note will be made at the Corporate Trust Office of the Trustee in Atlanta, Georgia, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

If the Company defaults in a payment of interest on this Note, it shall pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the persons who are Securityholders of this Note on a subsequent special record date. The Company shall fix that record date and payment date. At least ten (10) days before that record date, the Company shall mail to the Trustee and to each Securityholder a notice that states that record date, the payment date and the amount of interest and any interest thereon to be paid. The Company may pay defaulted interest and any interest thereon in any other lawful manner.

This Note is one of a duly authorized issue of securities of the Company (the “Securities”) of the Series hereinafter specified, all issued under and pursuant to an indenture, dated as of August 8, 2003, together with the Officers’ Certificate dated July 14, 2026 (the “Officers’ Certificate”), establishing the terms of the Notes (the “Indenture”), between the Company and Regions Bank (as successor in interest to The Bank of New York Mellon Trust Company, N.A. (as successor in interest to Bank One Trust Company, N.A.)), as Trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and Holders of the Securities. The aggregate principal amount of Securities that may be authenticated and delivered under the Indenture is unlimited. The Securities may be issued in one or more Series, which different Series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Note is one of a Series designated as the “4.950% Senior Notes due 2031” of the Company (herein referred to as the “Notes”), initially issued in an aggregate principal amount of eight hundred fifty million dollars ($850,000,000). The Company may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes and otherwise identical in all respects, except for the issue price, the issue date, the payment of interest accruing prior to the issue date of such additional Notes and, in some cases, the first payment of interest following the issue date of such additional Notes and the initial interest accrual date thereof, so that such further Notes shall be consolidated and form a single Series with the Notes.

The Notes constitute senior unsecured debt obligations of the Company and rank equally in right of payment among themselves and with all other existing and future senior, unsecured and unsubordinated debt obligations of the Company.

In accordance with and subject to the provisions of the Officers’ Certificate, the Holders of the Notes may require that the Company repurchase the Notes if a Change of Control Triggering Event has occurred.

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The Notes will be redeemable at the Company’s option at any time in whole or from time to time in part. Prior to June 15, 2031 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30- day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to, but not including, the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

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If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or other corporate transaction.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

The Notes will not be subject to, or have the benefit of, any sinking fund.

In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, or shall become, due and payable, in the manner, with the effect and subject to certain conditions set forth in the Indenture. The Indenture provides that, subject to certain conditions therein set forth, any such declaration of acceleration and its consequences may be waived by the Holders of a majority in principal amount of the outstanding Notes.

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The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of at least a majority in principal amount of the outstanding Notes to be affected thereby, as provided in the Indenture, to enter into supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; and the Indenture also contains provisions allowing the Holders of at least a majority in principal amount of the outstanding Notes to waive compliance with any provision of the Indenture or this Note; provided, however, that no such supplemental indenture or amendment or waiver may, without the consent of each Holder of Notes to be affected (a) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver; (b) reduce the rate of, change the method of determination of or extend the time for payment of interest (including default interest) on any Note; (c) reduce the principal or change the Stated Maturity of any Note; (d) make any change in the provisions concerning waivers of Events of Default by Holders or the rights of Holders to recover the principal of or interest on any Note; (e) waive a Default or Event of Default in the payment of the principal of or interest on any Note (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration); (f) make the principal of or interest on any Note payable in any currency other than that stated in the Note; (g) make any change in Sections 7.8, 7.13, or 10.3 of the Indenture; or (h) waive a redemption payment with respect to any Note. The Indenture also provides that the Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under the Indenture with respect to the Notes and its consequences, except a Default (i) in the payment of the principal of or interest on any Note (provided, however, that the Holders of a majority in principal amount of the outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration) or (ii) in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the Holder of each outstanding Notes affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. Any such waiver by the Holders of the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders and owners of this Note and of any Note issued upon the transfer hereof or in exchange or substitution hereof.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable by the Holder hereof on the register of the Company, upon due presentment of this Note for registration of transfer at the office of the Registrar, or at the office of any co-registrar duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to, the Company and the Registrar or any such co-registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for an equal principal amount will be issued to the designated transferee or transferees.

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No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

The Notes are issuable only as registered Notes without coupons in denominations equal to $2,000 or an integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for new Notes of any authorized denominations of an equal principal amount as requested by the Holder surrendering the same.

Notwithstanding the other provisions of the Indenture, payment of the principal of and interest, if any, on any Note represented by a Global Security shall be made to the Holder thereof. The Company and the Trustee understand that interest on any such Global Security will be disbursed or credited by the Depository to the persons having beneficial ownership thereof pursuant to a book-entry or other system maintained by the Depository.

Except as provided in the foregoing paragraph, the Company, the Trustee and any Agent shall treat a person as the Holder of such principal amount of outstanding Notes represented by a Global Security as shall be specified in a written statement of the Depository with respect to such Global Security, for purposes of obtaining any consents, declarations, waivers or directions required to be given by the Holders pursuant to this Indenture.

The Holder of this Note shall not have recourse for the payment of principal of or interest on this Note or for any claim based on this Note or the Indenture against any director, officer, employee or stockholder, as such, of the Company. By acceptance of this Note, the Holder waives and releases all such liability.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

All terms used but not defined in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication has been executed by manual signature of the Trustee, this Note shall not be valid.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed manually or in facsimile.

Date: [•], 20[•]

AUTOZONE, INC.

By:
Name:	Brian L. Campbell
Title:	Vice President & Treasurer

By:
Name:	Scott Murphy
Title:	Vice President & Controller

Signature Page to Global Note (2031) (No. [•])

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the
Series designated therein, referred to
in the within mentioned Indenture.

REGIONS BANK, (AS SUCCESSOR IN INTEREST TO THE BANK OF NEW york MELLON TRUST company, N.A.), as Trustee

By:
Authorized Signatory

Signature Page to Global Note (2031) (No. [•])